Exhibit 99.1

WILLIAM C. BARTHOLOMAY
10 South LaSalle Street
Suite 3000
Chicago, Illinois 60603

December 1, 2005

Mr. Louis Nicastro
Chairman of the Board
WMS Industries
800 South Northpoint Boulevard
Waukegan, IL 60085

Dear Lou:

I have decided to retire from the Board, effective December 15, 2005. Therefore, I am withdrawing my name as a candidate for re-election of the Board of Directors at the annual shareholder's meeting. I plan to continue my affiliation with WMS as a Director Emeritus, effective December 15, 2005.

I am excited about the continued growth of WMS and I believe under the leadership of you, Brian Gamache, and the management team, WMS will become an even greater company. I am always available to you and the board if I can be of service.

Best regards,

Bill

William C. Bartholomay

WCB/dm

cc: Brian Gamache